Exhibit 10.31

SEATGEEK, INC.

902 Broadway, 10th Floor

New York, NY 10010

October 4, 2021

Adam Lichstein

By email

Dear Adam:

This letter (the “Agreement”) confirms the agreement between you and SeatGeek, Inc. (the “Company”) with respect to certain matters concerning your continued employment with the Company, and hereby amends, restates, replaces and supersedes your employment offer letter with the Company (the “Offer Letter”).

Position and Responsibilities

You will continue to serve as the Company’s General Counsel. In your employment position, you will report solely and directly to the Company’s Chief Executive Officer (the “CEO”). In this capacity, you will serve and will be responsible for such duties and have such authorities as are normally associated with such position or as may otherwise be reasonably determined by the CEO consistent with such position. Your specific duties and responsibilities may change from time to time as determined by the needs of the Company and the policies established by the Company; provided that such duties and responsibilities and your authorities remain consistent with your position as General Counsel. While reasonable travel in the performance of your duties may be required, you will work principally at our offices in New York, NY.

Compensation and Benefits

You will continue to be paid a base annual salary at the rate of $350,000 per year, less payroll deductions and all required withholdings, subject to potential increase but not decrease (the “Base Salary”). You will be paid the base salary in accordance with the Company’s standard payroll practices, and you will be eligible for standard benefits, such as medical insurance, paid time off, and holidays, according to standard Company policy as may be adopted by the Company from time to time.

In addition to your base salary, you will be eligible to receive performance-based bonuses based on achievement of Company, division and/or individual performance goals to be set by the CEO and/or the Board of Directors (the “Board”) of the Company. Your target annual bonus will be forty three percent (43%) of your Base Salary, less payroll deductions and all required withholdings. Unless otherwise agreed in writing pursuant to a bonus plan or bonus agreement approved by the CEO and/or the Board, bonus payments, if any, are not guaranteed and will be awarded based upon achievement of performance goals established in writing by the Compensation Committee of the Board in consultation with the Chief Executive Officer and communicated to you. Except as provided under the heading “Severance Benefits” below, to be eligible for a performance bonus, you must maintain full time employment status at the time of the payment and no portion of a performance bonus is earned until paid. The Company may change its employee compensation and benefits plans and programs from time to time at its discretion.

You will be eligible to participate in all long-term cash and equity incentive plans, practices, policies and programs generally applicable to other similarly situated senior executives of the Company, and you will be considered for annual equity awards as may be determined by the Compensation Committee of the Board in its discretion, taking into consideration similar equity grants to similarly situated executives at similarly situated companies and other factors that the Compensation Committee deems relevant, with a vesting schedule and other terms and conditions consistent with those applicable generally to grants to other senior officers, in accordance with the terms of any applicable equity plan or arrangement that may be in effect from time to time.

Severance Benefits

If (x) the Company terminates your employment for any reason other than for Cause (as defined below), death or Disability (as defined below), or (y) you resign from your employment with the Company for Good Reason (as defined below) (each such event, a “Qualified Separation”), subject to the terms of this Agreement (including satisfaction of the Release Requirement) and your continued compliance in all material respects with your Non-Disclosure and Non-Compete Agreement (which noncompliance, if curable in the reasonable discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such noncompliance), then the Company shall pay or provide you with the following benefits: (i) severance payments in the form of salary continuation at a rate equal to your Base Salary, at the rate in effect at the time of your separation date (and prior to any reduction that would constitute Good Reason hereunder), for the Severance Period; (ii) a pro-rata portion (based upon the number of days you were employed in the applicable year) of your annual bonus target for the year in which your termination occurs (iii) provided you timely elects continued coverage under COBRA, or state continuation coverage (as applicable), under the Company’s group health plans following such termination, the Company will pay the full COBRA, or state continuation coverage, premiums to continue your (and your covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) the last day of the final full month of the Severance Period; (2) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date you cease to be eligible for COBRA or state law continuation coverage for any reason, including plan termination; provided that if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on your behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay you on the last day of each remaining month of the period specified above, a fully taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of such period; and (iv) unless an option award provides for a more favorable post termination exercise period, with respect to any options granted to you, such options (to the extent that you are entitled to exercise such options as of the date of termination of continuous service) shall be exercisable until the date that is six (6) months after the termination of your employment with the Company (whether voluntary or involuntary), subject to earlier termination in accordance with the Plan, and in no event will your options be exercisable beyond the original expiration date of such options. In addition, the Company shall pay or provide you with the following: (i) any unpaid accrued bonus for the immediately prior year (payable when bonuses are paid to other executives of the Company), (ii) any unpaid accrued vacation in accordance with the Company’s paid time off policies, (iii) unreimbursed expenses (paid pursuant to the Company’s expense reimbursement policy) and (iv) all accrued vested benefits provided pursuant to the terms of the Company’s benefit plans (the “Accrued Obligations”). Your right to receive your severance amounts shall not be subject to mitigation or reduced by any other amounts you receive from a subsequent employer or otherwise except as provided under clause (2) of the COBRA reimbursement provisions set forth above.

In addition, if a Change in Control (as defined below) is consummated and a Qualified Separation occurs within the Change in Control Period, then (i) 100% of the then-unvested portion of any stock option or restricted stock award issued to you by the Company shall vest as of the Release Effective Date, (ii) unless an option award provides for a more favorable post-termination exercise period, with respect to any options granted to you, such options shall be exercisable until the date that is eighteen (18) months after the termination of your employment with the Company (whether voluntary or involuntary), subject to earlier termination in accordance with the Plan, and in no event will your options be exercisable beyond the original expiration date of such options and (iii) provided such transaction constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets within the meaning of Section 409A of the Code, the cash severance payments described in clause (i) of the preceding paragraph will be paid in a single lump sum on the first payroll date that follows the Release Effective Date. Notwithstanding the foregoing, if such termination occurs during the Change in Control Period, but prior to a Change in Control, cash severance shall commence to be paid in installments in accordance with clause (i) of the preceding paragraph, and upon the occurrence of such Change in Control, the remainder of the cash severance payment shall be payable in a lump-sum in accordance with this section on the first regular payroll date following the closing of such Change in Control.

The severance payments described above will be paid in accordance with the Company’s standard payroll procedures, and, subject to your satisfaction of the Release Requirement (as defined below), will commence on the first payroll date that follows the Release Effective Date, and once they commence will be retroactive to the date of your Qualified Separation. The pro-rata portion of your bonus will be paid within seven business days following the Release Effective Date.

You will not be entitled to any of the benefits described above unless you (i) have returned all Company property in your possession, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company and (ii) have satisfied the following release requirements (the “Release Requirement”): sign and return a separation agreement and general release of claims in the form attached hereto as Exhibit A, including any reasonable modifications taking into consideration relevant federal and state laws at the time of termination (the “Release”) and such Release becomes effective and irrevocable no later than sixty (60) days following the date of your Qualified Separation or such earlier date required by the release (the “Release Deadline”), and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Release Effective Date”). If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described above. You acknowledge and agree that if you resign without Good Reason or if the Company terminates your employment for Cause, you will not be eligible to receive any of the benefits described above, other than the Accrued Obligations (but not including the payment under clause (i) of Accrued Obligations).

It is intended that all of the payments and benefits payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. If the parties agree in good faith that this Agreement is not in compliance with Section 409A, the parties shall cooperate to attempt to modify this Agreement to comply with Section 409A while endeavoring to maintain its economic benefits to the greatest extent practicable. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”) to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation” for purposes of Code Section 409A, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the Company determines that any severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will not be deemed to have occurred any earlier than the sixtieth (60th) date following the Separation From Service, regardless of when the Release actually becomes effective. In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the applicable time period for you to execute (and not revoke) the applicable Release spans two calendar years, payment of the applicable severance benefits shall not commence until the beginning of the second calendar year. The Company makes no representation that compensation paid pursuant to the terms of this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

In addition, you acknowledge and agree that the payments and benefits described in this agreement (in addition to any other payments and benefits payable to you by the Company or any affiliate thereof) may be subject to reduction as set forth on Attachment A, which is hereby incorporated into this Agreement.

Definitions

For purposes of this Agreement, the following definitions will apply:

“Cause” shall mean: (i) your continued failure to substantially perform the material duties and obligations under this Agreement (for reasons other than death or physical or mental infirmity and not including solely poor performance), which failure, if curable within the reasonable discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (ii) your material failure or refusal to comply with the material policies, standards and regulations established in writing by the Company from time to time which failure, if curable in the reasonable discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company; (iii) any act of material personal dishonesty, fraud, embezzlement, material misrepresentation, or other unlawful act committed by you in connection with your employment with the Company that benefits you at the expense of the Company; (iv) except with respect to driving violations, your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state; or (v) your material breach of the terms of this Agreement or the Non-Disclosure and Non-Compete Agreement, which breach, if curable in the reasonable discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such breach. No action or inaction shall constitute Cause if taken at the lawful direction of the Board or an executive officer to whom you report.

“Change in Control” shall have the meaning set forth in the Plan, as amended.

“Change in Control Period” means the time period beginning on the date that is two (2) months prior to the Change in Control and ending on the date that is twelve (12) months following the Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” shall mean any physical incapacity or mental incompetence as a result of which you are unable to perform the essential functions of your job for an aggregate of 120 days, whether or not consecutive, during any calendar year, and which cannot be reasonably accommodated by the Company without undue hardship.

“Good Reason” means resignation following the occurrence of one or more of the following, without your express written consent, provided you have complied with the Good Reason Process described below: (i) a material reduction in your duties, position, authority or responsibilities; (ii) a reduction in your base salary or bonus opportunity (except for reductions in compensation of less than 10% in the aggregate applicable to all similarly situated senior executives of the Company on a proportionate basis); (iii) the Company’s material breach of a material provision of this Agreement or any other agreement with you; or (iv) a relocation of 25 or more miles from your present location (other than due to reasonable and customary business travel or requirements that you perform services remotely). You will not resign for Good Reason unless (1) you first provide the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason,” (2) you provide a reasonable cure period of not less than 30 days following the date of such notice if such act or omission is capable of cure, (3) the Company fails to cure such act or omission within such cure period and (4) you resign with Good Reason within thirty (30) days following the conclusion of such cure period ((1) through (4), the “Good Reason Process”).

“Severance Period” means (i) if a Qualified Separation occurs but not within the Change in Control Period of a Change in Control that is actually consummated, six months or (ii) if a Qualified Separation occurs within the Change in Control Period of a Change in Control that is actually consummated, twelve months.

Company Rules and Policies

As a Company employee, you will be expected to continue to abide by Company rules, regulations and policies.

Normal working hours for your position are from 9am to 6pm, Monday through Friday however your working schedule shall be flexible, provided that you are working equivalent hours, at a minimum. As an exempt salaried employee, you will be expected to work additional hours as required from time to time by the nature of your work assignments.

Termination of Employment

Unless agreed to in writing between you and the Company during the term of your employment, your employment with the Company shall be “at will”. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice, subject to your right to receive severance and other benefits set forth herein upon certain termination events provided herein. This at-will employment relationship cannot be changed except by a written document signed by you and a member of the Board.

Miscellaneous

All payments under this Agreement will be made net of applicable withholding taxes and other required deductions.

The Company shall provide you with indemnification to the fullest extent permitted by applicable state law and coverage under directors’ and officers’ liability insurance policies to the same extent provided to other senior executives, both during your employment and thereafter while potential liability may exist.

The terms in this Agreement supersede any other agreements or promises made to you by anyone, whether verbal or written, and comprise the final, complete and exclusive agreement between you and the Company with regard to severance and the other benefits described herein. For the avoidance of doubt, the terms of the Non-Disclosure and Non-Compete Agreement shall survive this Agreement. For further avoidance of doubt, the benefits described herein with respect to the accelerated vesting of equity upon the termination of your employment with the Company following a Change in Control, shall supersede and replace such accelerated vesting of equity terms set forth in any stock option or restricted stock unit award agreements that you have entered into with the Company prior to the date hereof. Notwithstanding anything to the contrary contained herein, this Agreement shall not modify the period of time available for you to exercise the option granted by the Company to you on October 2, 2020 (the “2020 Option”) (to the extent that you are entitled to exercise such option as of the date of termination of continuous service), which period of time shall remain the earlier of: (i) thirty-six (36) months from such date of termination and (ii) the expiration of the term of the 2020 Option as set forth in the 2020 Option Agreement. At all times in the future, you will remain bound by your Non-Disclosure and Non-Compete Agreement with the Company. Notwithstanding anything to the contrary contained in this Agreement, you acknowledge that (i) you have received a one-time retention bonus of $300,000 (the “Retention Bonus”) (less required federal, state and local withholdings) on or about June, 2021, but (ii) the Retention Bonus is not considered “earned” until January 15, 2022. You understand that by signing this Agreement you are acknowledging that the payment of this Retention Bonus was an unearned advance and that in the event that either you resign from the Company without Good Reason or Company terminates your employment for Cause prior to January 15, 2022, you shall repay the Retention Bonus, in full, to the Company within ten (10) business days after the termination of your employment. The terms of this letter agreement and the resolution of any disputes will be governed by New York law.

Successors

This Agreement will be binding upon and inure to the benefit of (a) your heirs, executors and legal representatives upon your death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of your rights to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of your right to compensation or other benefits will be null and void.

Thank you for your continued contributions to SeatGeek.

Very truly yours,

SeatGeek, Inc.

By:	/s/ Jon Groetzinger
Jon Groetzinger
Chief Executive Officer

I have read and accept this letter:

/s/ Adam Lichstein

Dated:	10/4/2021

ATTACHMENT A

In the event any payment, benefit or distribution of any type to or for the benefit of you, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise, constitutes a “parachute payment” under Section 280G of the Code, the amount payable to you shall be either (a) paid in full, or (b) paid after reduction by the smallest amount as would result in no portion thereof being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax under Section 4999 of the Code, results in the receipt by you, on an after-tax basis, of the greater net value, notwithstanding that all or some portion of such payment amount may be taxable under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, all determinations required to be made under this paragraph, including the manner and amount of any reduction in your payments hereunder, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accounting firm immediately prior to the event giving rise to such payment or such other nationally recognized accounting firm or advisor as the parties may mutually agree (the “Accounting Firm”); provided, however, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A of the Code. For purposes of making the determinations and calculations required by this paragraph, the Accounting Firm may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code, provided that no portion of any such amounts shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation. The Company and you shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request to make a determination under this paragraph. The Accounting Firm shall provide its written report to the Compensation Committee of the Board and you, which shall include information regarding methodology and detailed supporting calculations. The Company shall bear all reasonable fees, costs and expenses the Accounting Firm may incur in connection with any calculations contemplated by this paragraph. You and the Company shall reasonably cooperate in case of a potential change in control of the Company (within the meaning of Section 280G of the Code) to consider alternatives to mitigate any Section 280G exposure, including the valuation of any noncompetition covenants, although the Company cannot guarantee any such alternatives will be available or approved by the Company and neither you nor the Company shall be obligated to enter into any alternative arrangements.

Exhibit A

Form of Separation Agreement and General Release of Claims

GENERAL RELEASE

GENERAL RELEASE (the “Release”), by _____________ (the “Executive”) in favor of SeatGeek, Inc. (the “Company”) and the Company Releasees (as hereinafter defined)

Capitalized terms used herein but not specifically defined shall have the meanings set forth in the Employment Agreement between Executive and the Company, dated as of [___], 2021 (the “Employment Agreement”).

WHEREAS, in connection with the termination of Executive’s employment, the Company has agreed to provide Executive with the payments and benefits set forth in the Employment Agreement, subject to the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1. General Release. Executive, for Executive and for Executive’s heirs, executors, administrators, successors and assigns (referred to collectively as “Releasors”) hereby irrevocably and unconditionally, and knowingly and voluntarily, waives, terminates, cancels, releases and discharges forever the Company, and its subsidiaries, affiliates and related entities, and any and all of their respective predecessors, successors, assigns and employee benefit plans, and, in such capacities, each of their respective owners, assigns, agents, directors, general and limited partners, shareholders, directors, officers, employees, attorneys, trustees, fiduciaries, administrators, agents or representatives, and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the “Company Releasees”) from any and all charges, allegations, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or the Releasors ever had, now have, may have, or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Company or any of the other Company Releasees: from the beginning of time to the date upon which Executive signs this Release arising out of, or relating to, Executive’s employment with the Company and/or the termination of Executive’s employment. This Release includes, without limitation, all claims for attorneys’ fees and punitive or consequential damages and all claims arising under any federal, state and/or local labor, employment, whistleblower and/or anti-discrimination laws and/or regulations, including, without limitation, the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Civil Rights Act of 1991, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, Executive Order 11246, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Worker Adjustment Retraining and Notification Act and the Family Medical Leave Act, and any similar state or federal statute, including all amendments to any of the aforementioned acts or under any common law or equitable theory including, but not limited to, tort, breach of contract, fraud, fraudulent inducement, promissory estoppel or defamation, and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other matters related in any way to the foregoing; provided, however, that nothing in this Release shall release or impair any rights that cannot be waived under applicable law.

2. Surviving Claims. Notwithstanding anything herein to the contrary, this Release shall not:

(a)	limit or prohibit in any way Executive’s (or Executive’s beneficiaries’ or legal representatives’) rights to bring an action to enforce the terms of the Employment Agreement or this Release;

(b)

release any claim for employee benefits under plans covered by the Employee Retirement Income Security Act of 1974, as amended, to the extent that such claims may not lawfully be waived, or for any payments or benefits under any benefit plans of the Company and its affiliates in which Executive was a participant as of the date of termination of Executive’s employment that have accrued or vested in accordance with and pursuant to the terms of those plans;

(c)

release any claims in respect of Executive’s equity interests (including equity incentive awards) in the Company or its affiliates, in each case, in accordance with their terms and any applicable plan, subscription and/or contribution agreement, award agreement, the Employment Agreement, shareholders agreement and/or corporate governance documents; or

(d)

release any claims for indemnification or recovery (i) in accordance with applicable laws or the corporate governance documents of the Company or its affiliates in accordance with their terms as in effect from time to time, (ii) pursuant to any applicable directors and officers insurance policy with respect to any liability incurred by Executive as an officer or director of the Company or its affiliates in accordance with the terms thereof or (iii) pursuant to the terms of the Employment Agreement.

3. Executive Representations. Executive represents and warrants that the Releasors have not filed any civil action, suit, arbitration, administrative charge, complaint, lawsuit or legal proceeding against any Company Releasee with respect to any Claims nor has any Releasor assigned, pledged, or hypothecated, as of the Effective Date, Executive’s Claim to any person and no other person has an interest in the Claims that Executive is releasing.

4. Acknowledgements by Executive. Executive acknowledges and agrees that Executive has read this Release in its entirety and that this Release is a general release of all known and unknown rights and Claims, including, without limitation, of rights and Claims arising under ADEA. Executive further acknowledges and agrees that:

(a)	this Release does not release, waive or discharge any rights or claims that may arise for actions or omissions after the date of this Release;

(b)	Executive is entering into this Release and releasing, waiving and discharging rights or claims only in exchange for consideration which Executive is not already entitled to receive;

(c)

Executive has been advised, and is being advised by this Release, to consult with an attorney before executing this Release, and Executive has consulted with counsel of Executive’s choice concerning the terms and conditions of this Release;

(d)

Executive has been advised, and is being advised by this Release, that Executive has [twenty-one (21)][forty-five (45)][1] days within which to consider this Release, and Executive hereby acknowledges that in the event that Executive executes this Release prior to the expiration of the [twenty-one (21)][forty-five (45)]-day period, Executive waives the balance of said period and acknowledges that Executive’s waiver of such period is knowing, voluntary and has not been induced by the Company or any Company Releasee through fraud, misrepresentation, or threat; and

(e)

Executive is aware that this Release shall become null and void if Executive revokes Executive’s agreement to this Release within seven (7) days following the date of execution of this Release. Executive may revoke this Release at any time during such seven (7)-day period by delivering (or causing to be delivered) to the Company at [•], written notice of Executive’s revocation of this Release no later than 5:00 p.m. Eastern Time on the seventh (7th) full day following the date of execution of this Release (the “Effective Date”).

[1]	Note – For enforceability of a release with respect to claims under ADEA, must give forty-five (45) days if part of a layoff of two or more individuals or twenty-one (21) days if a single termination.

5. Additional Agreements. Nothing in this Agreement shall prohibit Executive from filing a charge with, providing information to or cooperating with any governmental agency and in connection therewith obtaining a reward or bounty, but Executive agrees that should any person or entity file or cause to be filed any civil action, suit, arbitration, or other legal proceeding seeking equitable or monetary relief concerning any claim released by Executive herein, neither Executive nor any Releasor shall seek or accept any such damages or relief from or as the result of such civil action, suit, arbitration, or other legal proceeding filed by Executive or any action or proceeding brought by another person, entity or governmental agency. In addition, nothing in this Release shall be construed to prohibit Executive from reporting or disclosing information or reporting possible violations of federal or state law or regulations to any governmental agency or self-regulatory organization with oversight responsibility for the Company, or making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations (it being understood that prior authorization of the Company is not required to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures).

6. Non-Admission of Liability. Executive agrees that neither this Release nor the performance by the parties hereunder constitutes an admission by any of the Releasors or Company Releasees of any violation of any federal, state or local law, regulation, common law, breach of any contract, or any wrongdoing of any type.

7. Severability of Provisions. In the event that any one or more of the provisions of this Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

8. Non-Assignability. The rights and benefits available under this Release are personal to Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of Executive upon death.

9. Amendment. No provision of this Release may be modified, changed, waived or discharged unless such waiver, modification, change or discharge is agreed to in writing and signed by the Company and Executive.

IN WITNESS WHEREOF, the Executive has signed this Release on the date set forth below.

EXECUTIVE

By:

Name:

Date:

SEATGEEK, INC.

By:

Name:

Date: